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                                 EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS



         We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-11489) pertaining to the 1994 - 1997 Stock Option and Compensation Plan of IntraNet Solutions Inc., (Form S-3 No. 333-14175) pertaining to the registration of 562,635 shares of IntraNet Solutions Inc. common stock, (Form S-3 No. 333-33437) pertaining to the registration of 2,204,033 shares of IntraNet Solutions Inc. common stock and (Form S-3 No. 333-57181) pertaining to the registration of 1,945,900 shares of IntraNet Solutions, Inc. common stock, of our report dated June 30, 1997, with respect to the consolidated financial statements of IntraNet Solutions Inc., for the year ended March 31, 1997 included in this Annual Report (Form 10-KSB) .


                                                        /s/ Ernst & Young LLP

Minneapolis,  Minnesota
June 25, 1998